Gouverneur Bancorp Announces Fiscal 2003 Results

Gouverneur, New York, December 9, 2003: Richard F. Bennett, President and Chief Executive Officer of Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), reported net income of $592,000, or $0.26 per diluted share, for its fiscal year ended September 30, 2003. This was a decrease of $183,000, or 23.6 %, over last year's net income of $775,000, or $0.35 per diluted share. The return on average assets and average equity were 0.68% and 3.40% respectively for the year ended September 30, 2003. Total assets grew $4.9 million, or 5.8%, while net loans increased $10.4 million, or 25.0%, to $64.7 million.

Commenting on the year's results, Mr. Bennett said, "This has been a year of transition for the Company as we absorb the expenses from last year's expansion of the Bank. In August 2002 we opened a new full-service branch office replacing a loan production office in Alexandria Bay. Also that month, we opened a new loan production office in Clayton. The tremendous growth we experienced in loans this year is mostly because of that expansion. In Alexandria Bay our loan portfolio grew by $4.6 million to end the year at $23.0 million and Clayton added $3.3 million in loans to finish the year at $3.7 million. The balance of our growth came from $2.5 million of USDA and SBA guaranteed loans that we acquired this year. All of the growth happened in the last six months of fiscal 2003 when the mortgage market was most active."

Net interest income decreased by $14,000, or 0.42% from $3.331 million in fiscal 2002 to $3.317 million in fiscal 2003. Interest income decreased $389,000, or 6.9%, while interest expense decreased $375,000, or 16.4%.

Non-interest income increased 19.5% to $350,000 for the twelve months ended September 30, 2003 compared to $293,000 for the twelve months ended September 30, 2002. The increase resulted from increases of $37,000 in service charges, $18,000 in ATM income, $12,000 in late charges and loan fees and $5,000 in miscellaneous items, offset in part by a decrease of $15,000 in gain on sale of investments.

The provision for loan losses increased $10,000 for the 2003 fiscal year to $95,000 from $85,000 for the 2002 fiscal year.

The components of non-interest expense are presented in the following table:

                                                           For the year ended
                                                              September 30,
         (in thousands)                                     2003         2002
                                                         ----------   ----------
Salaries and employee benefits                           $    1,312   $    1,126
Directors fees                                                  101           53
Building, occupancy and equipment                               356          287
Advertising                                                      60           91
Other operating expense                                         790          683
                                                         ----------   ----------
     Non interest expense                                $    2,619   $    2,240
                                                         ==========   ==========

Salaries and employee benefits expense increased by $186,000 due to performance increases to employees and the hiring of six new employees to staff the two new offices. Last year, directors' fees were reduced by losses in the market values of a deferred directors' fees plan and advertising costs were higher due to additional promotion and advertising of the new offices. Building, occupancy and equipment, telephone and utilities expenses were higher because of the new office locations.

Total assets increased 5.8% to $90.0 million at September 30, 2003 from $85.1 million at September 30, 2002. Total loans, net increased $10.4 million, or19.2%, from $54.3 million at the end of the 2002 fiscal year to $64.7 million at the end of the 2003 fiscal year.

Non-performing loans were $703,000 at September 30, 2003, compared to $680,000 at September 30, 2003. Non-accrual loans were $478,000 at the end of fiscal 2003, compared to $419,000 one year earlier. The loan loss provision was $95,000 and net charge-offs were $111,000 for the year ended September 30, 2003. The allowance for loan losses was $655,000, or 1.01% of total loans outstanding at September 30, 2003 as compared to $671,000, or 1.21% at September 30, 2002.

Deposits increased $5.6 million, or 10.6%, to $58.4 million at September 30, 2003 from $52.8 million at September 30, 2002. Securities sold under agreement to repurchase with the Federal Home Loan Bank ("FHLB") decreased from $6.9 million at September 30, 2002 to $5.7 million at September 30, 2003, while long-term advances from FHLB remained at $6.5 million over the same period

Shareholders' equity was $17.6 million at September 30, 2003, an increase of 2.32% over the September 30, 2002 balance of $17.2 million. The book value of Gouverneur Bancorp, Inc. was $7.71 per common share based on 2,277,884 shares outstanding at September 30, 2003. The company paid cash dividends totaling $0.26 per share to public holders of our stock during the fiscal year ending September 30, 2002. Cambray Mutual Holding Company waived its right to receive those dividends.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

   For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.